Exhibit 99.1

Scripps reports fourth-quarter 2017 results

Feb 28, 2018

CINCINNATI — The E.W. Scripps Company (NYSE: SSP) today reported operating results for the fourth quarter of 2017. At the end of the quarter, Radio operations were classified as held for sale, and its results are included in discontinued operations. All periods have been adjusted to reflect this presentation.

Scripps also is reporting results through its new segments, Local Media and National Media, which are reflected in all periods.

For the quarter, the net income from continuing operations was $11.5 million or 16 cents per share. In the prior-year quarter, net income from continuing operations was $36.3 million or 44 cents per share. The current-year quarter included a gain on the investment in Katz of $5.4 million, offset by $2 million of restructuring charges, which increased income from continuing operations by $2 million (net of taxes) or 2 cents per share.

In spite of a $52.8 million decline in political revenue due to the non-election year, total fourth-quarter 2017 revenue of $257 million stayed relatively equal to the fourth quarter of 2016.

Business highlights

•
On Feb. 15, the Scripps board initiated the company’s first quarterly dividend in 10 years. The first-quarter dividend of 5 cents per share will be payable to shareholders of record on March 1 for payout on March 26.

•
On Jan. 25, the company said it expects its comprehensive restructuring work to yield more than $30 million in annual savings. The company also announced plans to sell its radio station group, with Kalil & Co. retained to handle the process.

•	In the Local Media division, core advertising was up 7 percent in the fourth quarter.

•
The company green-lit a second season of the daytime show Pickler & Ben, with 100 markets already committed to airing it compared to 38 in the first season. The show is growing audience in its time periods on Scripps stations.

•
In the National Media division, Newsy ended the year with contracts covering carriage into 26 million cable households, broadening its distribution into that lucrative marketplace after already being deployed on all the major over-the-top television platforms.

•	Further pursuing a more effective and efficient operating structure, the company reorganized its businesses to better focus on the marketplaces they serve: A Local Media division comprised of local media brands on all platforms and a National Media division made up of the businesses with national scale and reach focused on the national advertising market.

Commenting on the business highlights, Scripps President and CEO Adam Symson said:

“Six months into our systematic work to optimize the company’s performance - and with full confidence in our path ahead - the Scripps board decided the time was right to initiate our first quarterly dividend since 2008. Their decision is a tangible show of confidence in the state of our business and our strategies for the future.

“We’ve begun to see the positive impact of our comprehensive reorganization and restructuring with cost reductions that will drive meaningful margin and cash flow improvement.

“We also continue to move forward with our television station acquisition strategy - an aggressive plan to get deeper and even stronger in the markets where we operate and emerge with a higher-performing portfolio that has more revenue and profit-generating capacity.

“And we’ve made significant progress unlocking strong growth opportunities around the future of television while improving our financial foundation. Our fast-growing Katz networks are capitalizing on the resurgence of over-the-air viewership and their 90 percent national household reach, and Newsy is quickly marching toward 40 million pay TV homes by the end of 2018. Both are creating compelling platforms to attract national advertising revenue.

“This work in recent months demonstrates the company’s commitment to two equally important opportunities: building near-term value through improved operating performance in our strong, stable local business and setting up our company for significant long-term value creation.”

Fourth-quarter operating results
Revenue was $257 million, an increase of 1.6 percent compared to the fourth quarter of 2016.

Costs and expenses for segments, shared services and corporate were $222 million, up from $172 million in the year-ago period, primarily driven by higher network programming fees and a quarter of expense from Katz.

Fourth-quarter results by segment compared to prior-year amounts were:

Local Media
In the fourth quarter of 2017, revenue from the Local Media group was $203 million, down about 17 percent from the prior-year quarter. Political advertising revenue was $3.4 million in the fourth quarter of 2017, compared to $56.2 million in the fourth quarter of last year.

Retransmission revenue increased 4.9 percent to $63.5 million.

Core advertising was up 6.6 percent in the fourth quarter.

Total segment expenses increased 6.5 percent to $157 million, driven by increases in programming fees tied to network affiliation agreements as well as the cost of producing Pickler & Ben.

Fourth-quarter segment profit was $45.4 million, compared to $95.1 million in the year-ago quarter.

National Media
In the fourth quarter of 2017, revenue from the National Media group was $53 million, up from $9 million in the prior-year period. Revenue from Katz, which we acquired on Oct. 2, 2017, was $41 million.
Expenses for the National Media group were $50.3 million, up from $11.2 million from the prior-year period. Excluding the impact of Katz, expenses increased 30 percent.

Fourth-quarter segment profit was $2.7 million, compared to a loss of $2.2 million in the 2016 quarter.

Financial condition
As of Dec. 31, cash and cash equivalents totaled $149 million while total debt was $693 million.

From Jan. 1, 2017, through Feb. 23, 2018, the company repurchased 1.3 million shares at an average price of $17.31. In November 2016, the board of directors authorized a $100 million share repurchase program that expires at the end of 2018.

Year-to-date results
The following comparisons are for the year ending Dec. 31, 2017:

In 2017, revenue was $865 million compared to $868 million in 2016. Retransmission revenue increased $39 million. In the non-election year, political advertising was $8.7 million in 2017 compared to $101 million in 2016.

Costs and expenses for segments, shared services and corporate were $770 million, an increase of $86 million, primarily driven by higher network programming fees as well as costs in the National Media businesses.

Net loss from continuing operations was $12 million or 13 cents per share. In the prior year, net income from continuing operations was $59.9 million or 71 cents per share. The 2017 period includes a $2.4 million charge to write off deferred loan fees associated with refinanced debt, $11.6 million of other income associated with the gain on Scripps’ 5 percent interest in Katz, the sale of a small business and an adjustment to a purchase-price earnout, $4.4 million of restructuring charges and a $35.7 million non-cash charge to write down goodwill and intangible assets.

Looking ahead
Comparisons are to the same period of 2017 as reported in today’s press release tables.

First-quarter 2018

Local Media revenue        Up mid-single digits
Retransmission revenue    Up about 10 percent
Local Media expense        Up mid-single digits
National Media revenue        In the mid-to-high $50 million range
National Media expense         In the mid-to-high $50 million range
Shared services and
Corporate                In the mid-teen millions
Interest expense            About $8 million
Pension expense            About $2 million
Capex                In the high-single-digit millions
Depreciation & amortization    About $15 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 8:30 a.m. (Eastern) today. To access the live webcast, visit http://www.scripps.com and click on “investors” and then “investor information.”

To access the conference call by telephone, dial (800) 230-1085 (U.S.) or (612) 234-9959 (international) approximately five minutes before the start of the call and ask for "Scripps earnings call". Callers will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 10:30 a.m. Eastern time Feb. 28 until 11:59 p.m. on March 14. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 444385.

A replay of the conference call will be archived and available online approximately four hours after the call and then for an extended period of time. To access the audio replay, visit http://www.scripps.com, click on "investors" then "investor information," and scroll down to “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company's businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs an expanding collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Midroll Media; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including "Pickler & Ben," runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2017	2016	2017	2016

Operating revenues	$256,975	$252,953	$864,834	$868,820
Segment, shared services and corporate expenses	(222,152)	(172,111)	(770,071)	(684,353)
Acquisition and related integration costs	—	—	—	(578)
Restructuring costs	(2,015)	—	(4,422)	—
Depreciation and amortization of intangible assets	(14,926)	(13,643)	(56,343)	(55,204)
Impairment of goodwill and intangibles	—	—	(35,732)	—
Gains (losses), net on disposal of property and equipment	7	(436)	(169)	(480)
Operating expenses	(239,086)	(186,190)	(866,737)	(740,615)
Operating income (loss)	17,889	66,763	(1,903)	128,205
Interest expense	(8,534)	(4,436)	(26,697)	(18,039)
Defined benefit pension plan expense	(3,627)	(3,828)	(14,112)	(14,332)
Miscellaneous, net	5,225	(1,401)	10,636	(2,646)
Income (loss) from continuing operations before income taxes	10,953	57,098	(32,076)	93,188
(Provision) benefit for income taxes	507	(20,799)	20,054	(33,266)
Income (loss) from continuing operations, net of tax	11,460	36,299	(12,022)	59,922
Income (loss) from discontinued operations, net of tax	(6,009)	2,038	(2,595)	7,313
Net income (loss)	5,451	38,337	(14,617)	67,235
Net income (loss) attributable to noncontrolling interest	(1,511)	—	(1,511)	—
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$6,962	$38,337	$(13,106)	$67,235
Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.16	$0.44	$(0.13)	$0.71
Income (loss) from discontinued operations	(0.07)	0.02	(0.03)	0.09
Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company	$0.09	$0.46	$(0.16)	$0.80

Weighted average basic shares outstanding	81,792	82,401	82,052	83,339
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource allocation decisions.
Effective December 31, 2017, we realigned our businesses into a new internal organization and began reporting to reflect this new structure. Under the new structure we have the following reportable segments: Local Media, National Media and Other. We have recast the operating results for all periods to reflect this change.
Our Local Media segment includes our local broadcast stations and their related digital operations. It is comprised of fifteen ABC affiliates, five NBC affiliates, two FOX affiliates and two CBS affiliates. We also have two MyTV affiliates, one CW affiliate, one independent station and three Azteca America Spanish-language affiliates. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies and satellite carriers.

Our National Media segment includes our collection of national brands. Our national media brands include Katz, Midroll Media (Midroll), Newsy and other national brands. These operations earn revenue primarily through the sale of advertising.
We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2017	2016	Change	2017	2016	Change

Segment operating revenues:
Local Media	$202,566	$242,634	(16.5)%	$779,205	$836,154	(6.8)%
National Media	52,973	9,033	486.4%	80,174	27,929	187.1%
Other	1,436	1,286	11.7%	5,455	4,737	15.2%
Total operating revenues	$256,975	$252,953	1.6%	$864,834	$868,820	(0.5)%

Segment profit (loss):
Local Media	$45,431	$95,089		$156,890	$243,298
National Media	2,667	(2,181)		(9,260)	(10,156)
Other	(123)	(35)		(2,361)	(2,513)
Shared services and corporate	(13,152)	(12,031)		(50,506)	(46,162)
Acquisition and related integration costs	—	—		—	(578)
Restructuring costs	(2,015)	—		(4,422)	—
Depreciation and amortization of intangible assets	(14,926)	(13,643)		(56,343)	(55,204)
Impairment of goodwill and intangibles	—	—		(35,732)	—
Gains (losses), net on disposal of property and equipment	7	(436)		(169)	(480)
Interest expense	(8,534)	(4,436)		(26,697)	(18,039)
Defined benefit pension plan expense	(3,627)	(3,828)		(14,112)	(14,332)
Miscellaneous, net	5,225	(1,401)		10,636	(2,646)
Income (loss) from continuing operations before income taxes	$10,953	$57,098		$(32,076)	$93,188

Operating results for our Local Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2017	2016	Change	2017	2016	Change

Segment operating revenues:
Core advertising	$130,180	$122,099	6.6%	$493,462	$500,091	(1.3)%
Political	3,396	56,160	(94.0)%	8,651	100,761	(91.4)%
Retransmission	63,496	60,542	4.9%	259,499	220,723	17.6%
Other revenue	5,494	3,833	43.3%	17,593	14,579	20.7%
Total operating revenues	202,566	242,634	(16.5)%	779,205	836,154	(6.8)%
Segment costs and expenses:
Employee compensation and benefits	71,770	69,902	2.7%	287,758	281,956	2.1%
Programming	49,148	41,477	18.5%	186,945	162,821	14.8%
Other expenses	36,217	36,166	0.1%	147,612	148,079	(0.3)%
Total costs and expenses	157,135	147,545	6.5%	622,315	592,856	5.0%
Segment profit	$45,431	$95,089	(52.2)%	$156,890	$243,298	(35.5)%

Operating results for National Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2017	2016	Change	2017	2016	Change

Segment operating revenues:
Katz	$40,975	$—		$40,975	$—
Midroll	5,221	4,283	21.9%	18,232	14,093	29.4%
Newsy	3,128	1,712	82.7%	10,089	4,806	109.9%
Other revenue	3,649	3,038	20.1%	10,878	9,030	20.5%
Total operating revenues	52,973	9,033	486.4%	80,174	27,929	187.1%
Segment costs and expenses:
Employee compensation and benefits	11,784	6,080	93.8%	31,121	20,767	49.9%
Programming	24,632	1,742		29,522	4,165
Other expenses	13,890	3,392	309.5%	28,791	13,153	118.9%
Total costs and expenses	50,306	11,214	348.6%	89,434	38,085	134.8%
Segment profit	$2,667	$(2,181)		$(9,260)	$(10,156)

2. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$148,699	$134,352
Other current assets	320,831	197,322
Assets held for sale — current	136,004	14,221
Total current assets	605,534	345,895
Investments	7,699	14,221
Property and equipment	209,995	225,437
Goodwill	755,949	575,780
Other intangible assets	425,975	412,551
Licensed programming (less current portion)	85,269	1,796
Deferred income taxes	20,076	16,608
Miscellaneous	19,051	11,798
Assets held for sale — noncurrent	—	131,820
TOTAL ASSETS	$2,129,548	$1,735,906

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$23,647	$15,976
Customer deposits and unearned revenue	7,353	6,410
Current portion of long-term debt	5,656	6,571
Accrued expenses and other current liabilities	154,596	72,294
Liabilities held for sale — current	19,536	2,880
Total current liabilities	210,788	104,131
Long-term debt (less current portion)	687,619	386,614
Other liabilities (less current portion)	293,656	273,929
Liabilities held for sale — noncurrent	—	25,297
Total equity	937,485	945,935
TOTAL LIABILITIES AND EQUITY	$2,129,548	$1,735,906

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2017	2016	2017	2016

Numerator (for basic and diluted earnings per share)
Net income (loss) from continuing operations	$11,460	$36,299	$(12,022)	$59,922
Loss attributable to noncontrolling interest	1,511	—	1,511	—
Income allocated to RSUs	(194)	(604)	—	(817)
Numerator for basic and diluted earnings per share from continuing operations attributable to the shareholders of The E.W. Scripps Company	$12,777	$35,695	$(10,511)	$59,105
Denominator
Basic weighted-average shares outstanding	81,792	82,401	82,052	83,339
Effective of dilutive securities:
Stock options held by employees and directors	—	283	—	300
Diluted weighted-average shares outstanding	81,792	82,684	82,052	83,639
Anti-dilutive securities (1)	1,220	—	1,220	—

(1)	Amount outstanding at Balance Sheet date, before application of the treasury stock method and not weighted for period outstanding.

4. SUPPLEMENTAL INFORMATION

The following quarterly information presents our 2017 quarters recast to reflect the new segments.

	2017
(in thousands)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total

Segment operating revenues:
Local Media	$187,279	$201,644	$187,716	$202,566	$779,205
National Media	7,327	10,309	9,565	52,973	80,174
Other	1,723	1,796	500	1,436	5,455
Total operating revenues	$196,329	$213,749	$197,781	$256,975	$864,834

Segment profit (loss):
Local Media	$32,351	$48,736	$30,372	$45,431	156,890
National Media	(3,957)	(3,596)	(4,374)	2,667	(9,260)
Other	249	(1,658)	(829)	(123)	(2,361)
Shared services and corporate	(14,582)	(11,335)	(11,437)	(13,152)	(50,506)
Acquisition and related integration costs	—	—	—	—	—
Restructuring costs	—	—	(2,407)	(2,015)	(4,422)
Depreciation and amortization of intangible assets	(13,861)	(13,781)	(13,775)	(14,926)	(56,343)
Impairment of goodwill and intangibles	—	—	(35,732)	—	(35,732)
Gains (losses), net on disposal of property and equipment	(47)	(15)	(114)	7	(169)
Interest expense	(4,195)	(8,248)	(5,720)	(8,534)	(26,697)
Defined benefit pension plan expense	(3,467)	(3,467)	(3,551)	(3,627)	(14,112)
Miscellaneous, net	(879)	5,103	1,187	5,225	10,636
Income (loss) from continuing operations before income taxes	$(8,388)	$11,739	$(46,380)	$10,953	$(32,076)

Operating results for our Local Media segment were as follows:

	2017
(in thousands)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total

Segment operating revenues:
Core advertising	$115,948	$129,378	$117,956	$130,180	$493,462
Political	1,041	2,525	1,689	3,396	8,651
Retransmission	66,211	66,059	63,733	63,496	259,499
Other revenue	4,079	3,682	4,338	5,494	17,593
Total operating revenues	187,279	201,644	187,716	202,566	779,205
Segment costs and expenses:
Employee compensation and benefits	73,453	70,891	71,644	71,770	287,758
Programming	45,150	44,838	47,809	49,148	186,945
Other expenses	36,325	37,179	37,891	36,217	147,612
Total costs and expenses	154,928	152,908	157,344	157,135	622,315
Segment profit	$32,351	$48,736	$30,372	$45,431	$156,890

Operating results for National Media segment were as follows:

	2017
(in thousands)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total

Segment operating revenues:
Katz	$—	$—	$—	$40,975	$40,975
Midroll	4,152	4,696	4,163	5,221	18,232
Newsy	1,202	3,136	2,623	3,128	10,089
Other revenue	1,973	2,477	2,779	3,649	10,878
Total operating revenues	7,327	10,309	9,565	52,973	80,174
Segment costs and expenses:
Employee compensation and benefits	6,505	6,643	6,189	11,784	31,121
Programming	1,427	1,848	1,615	24,632	29,522
Other expenses	3,352	5,414	6,135	13,890	28,791
Total costs and expenses	11,284	13,905	13,939	50,306	89,434
Segment profit	$(3,957)	$(3,596)	$(4,374)	$2,667	$(9,260)